UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 23, 2012

ASCENT CAPITAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34176	26-2735737
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

5251 DTC Parkway, Suite 1000

Greenwood Village, Colorado 80111

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (303) 628-5600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03               Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 23, 2012, Monitronics International, Inc. (“Monitronics”), a wholly-owned subsidiary of Ascent Capital Group, Inc. (the “Company”), closed its previously announced offering of 9.125% Senior Notes due 2020 (the “Notes Offering”) and entered into a credit agreement with Bank of America, N.A., as administrative agent and letter of credit issuer, Citibank, N.A. and Credit Suisse AG, Cayman Islands Branch, as co-syndication agents, U.S. Bank National Association, as documentation agent, and the lenders party thereto (the “Credit Agreement”).  The Credit Agreement provides for a term loan with an aggregate principal amount of $550 million and a revolving credit facility with an available principal amount of up to $150 million (together, the “new senior secured credit facility”).  The new senior secured credit facility is guaranteed by all of Monitronics’ existing subsidiaries, as well as a pledge by the Company of all of the outstanding stock of Monitronics.

On March 23, 2013, Monitronics borrowed the full amount of the term loan.  Monitronics used such borrowings and the proceeds of the Notes Offering, together with cash on hand, to repay all outstanding borrowings under, and terminate, Monitronics former senior secured credit facility, to purchase all outstanding notes under, and terminate, Monitronics’ securitization indebtedness and to settle certain related derivatives.

For further information about the terms of the Notes Offering, see the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on March 19, 2012.

Credit Agreement

Interest; Maturity

The interest rate under the new senior secured credit facility is LIBOR plus 4.25% per annum.  There is a LIBOR floor of 1.25% per annum, and a commitment fee of 0.50% per annum on unused portions of the revolving credit facility.  When coupled with the interest swap agreement described below, the term loan has an effectively fixed interest rate of 6.3%.  The term loan matures on March 23, 2018, and requires principal installments of $1,375,000 at the end of each calendar quarter beginning June 30, 2012.  The revolving credit facility matures on March 23, 2017.

Covenants

The terms of the new senior secured credit facility include customary representations and warranties, customary mandatory prepayments, and customary affirmative and negative covenants.  In addition, Monitronics must maintain a consolidated total leverage ratio of no more than 5.00 to 1.00 through June 30, 2015 and not more than 4.50 to 1.00 thereafter, a consolidated senior secured leverage ratio of no more than 3.00 to 1.00 through June 30, 2015 and not more than 2.75 to 1.00 thereafter, an interest coverage ratio of not less than 2.00 to 1.00, a ratio of consolidated senior secured indebtedness to eligible recurring monthly revenue of no more than 28 to 1, and an attrition rate of not more than 15%.

Events of Default

The new senior secured credit facility also provides for customary events of default.  At any time after the occurrence of an event of default under the new senior secured credit facility, the lenders may, among other remedies, declare any amounts outstanding under the new senior secured credit facility immediately due and payable and terminate any commitment to make further loans under the new senior secured credit facility.

The foregoing description of the Credit Agreement and the new senior secured credit facility does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which will be filed by the Company with its next Quarterly Report on Form 10-Q.

Interest Rate Swap

In connection with the closing of the Credit Agreement, Monitronics entered into an interest rate swap with Credit Suisse International.  The swap is intended to hedge the interest rate risk on a notional principal amount of $550 million in borrowings, such amount to decrease in tandem with scheduled principal reductions in the term loan.

Item 7.01                                             Regulation FD Disclosures

On March 26, 2012, the Company issued a press release (the “Release”) announcing Monitronics’ completion of the Notes Offering, the entrance into the Credit Agreement and the payoff of Monitronics’ securitization indebtedness described in Item 2.03 above.

The information furnished pursuant to this Item 7.01, including Exhibit 99.1 hereto, shall not be considered “filed” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be incorporated by reference into any of the Company’s filings under the Securities Act or the Exchange Act unless the Company expressly states in such filing that such information is to be considered “filed” or incorporated by reference therein.

Item 9.01.  Financial Statements and Exhibits.

(d)          Exhibits.

Exhibit No.	Description

99.1	Press Release issued by Ascent Capital Group, Inc. on March 26, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 29, 2012

ASCENT CAPITAL GROUP, INC.

By:	/s/ William E. Niles
	Name:	William E. Niles
	Title:	Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued by Ascent Capital Group, Inc. on March 26, 2012